Exhibit 3.1

                            AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                                ZILOG, INC.


         ZiLOG, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"), does hereby certify as follows:

         A. The name of the Corporation is ZiLOG, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on April 3, 1997.

         B. This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Section 303 of the Delaware General Corporation Law.

         C. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

         D. The text of the Certificate of Incorporation is amended and restated in its entirety, as follows:


                                 ARTICLE I

         The name of the Corporation is ZiLOG, Inc.

                                 ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange St., Wilmington, Delaware, New Castle County. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or hereafter may be amended.

                                 ARTICLE IV

         The Corporation is authorized to issue 40,000,000 shares of common stock, each share having a par value of $0.01 per share (the "Common Stock"). Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law.

         The Corporation shall have no authority to authorize or issue non-voting stock as required by 11 U.S.C.
ss.1123(a)(6).

                                 ARTICLE V

         A. The Board of Directors of the Corporation shall consist of five members. At least three of the Corporation's directors shall be persons who are not employed, and have not been employed during the prior three years, by the Corporation or any subsidiary of the Corporation; provided that services provided under a consulting agreement between Fedrico Faggin and the Corporation shall not consitute employment for this purpose. Both of the independent designees and their replacements shall also be independent of the informal group of bondholders who selected the initial Group Designee; provided that Sam S. Kim shall not be disqualified from serving as an independent director. At least two of the Corporation's directors shall be persons who are employed by the Corporation. The directors shall be divided into three classes, designated as Group I, Group II and Group
III. Group I shall consist of one director, and Group II and Group III shall each consist of two directors.

         The Board of Directors shall initially consist of and be classified as follows:

         GROUP III:  James M. Thorburn and Joseph Colonnetta (the "Group
Designee")

         GROUP II:   Michael Burger and Federico Faggin (an "Independent
Designee")

         GROUP I:    Sam S. Kim (an "Independent Designee")

         The Group III directors will serve an initial three-year term and be subject to an election at the annual meeting of the Corporation in 2005; provided, however, that Mr. Thorburn's term as a director shall terminate on the earlier of such annual meeting or the date on which he no longer continues to serve as the Corporation's Chief Executive Officer. Mr. Burger's term as a director shall terminate on the earlier of the 2004 meeting or the date on which he no longer serves as an executive officer of the Corporation. The Group II directors will serve an initial two-year term and be subject to an election at the annual meeting of the Corporation in 2004. The Group I director will serve an initial one-year term and be subject to an election at the annual meeting of the Corporation in 2003. At each succeeding annual meeting of stockholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

         B. The Corporation's Board of Directors shall appoint a nomination committee comprised of two directors. The initial members of the nomination committee shall be Mr. Thorburn and the Group Designee. Except for the initial members of the committee, one member of the committee shall be a director who is not then employed, and has not been employed during the prior three years, by the Corporation or any subsidiary of the Corporation and the other member shall be the Chief Executive Officer of the Corporation or any acting Chief Executive Officer of the Corporation. Any vacancy occurring on the nomination committee resulting from the death, incapacity, resignation, or removal for cause of any member of the committee shall be filled by a majority of the directors then in office, though less than a quorum, subject to the requirements of the foregoing sentence. The nomination committee shall nominate persons for election as directors of the Corporation at each annual meeting of stockholders (or any special meeting of stockholders at which directors are to be elected). If a vacancy occurs on the board of directors due to the death, incapacity, resignation or removal for cause of any director, other than a director then serving on the nomination committee, the nomination committee shall appoint a new director to fill such vacancy. The director so appointed shall serve as a director until the stockholders vote to approve or reject such appointment at the next annual meeting of stockholders. Upon the stockholders' approval of such director's appointment, the successor director shall serve for the remainder of the former director's term.

         C. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

         D. The provisions of this Article V may not be amended until the earliest of:

            (1) sale of substantially all of the Corporation's operating assets;

            (2) consummation of an underwritten public offering of the Corporation's equity securities, the aggregate proceeds of which equal or exceed $25,000,000 to the Corporation;

            (3) a Change in Control of the Corporation (as defined in Article VI below);

            (4) the second anniversary of the Effective Date (as defined below); or

            (5) the unanimous approval of such change by the Board of Directors and approval of a majority of the stockholders.

         Any amendment which complies with the above procedures may also provide that directors may be removed from office with or without cause.

                                 ARTICLE VI

         For purposes of this Certificate of Incorporation, the following terms shall be defined as set forth below.

         A. "Change in Control" shall mean: (i) a dissolution, liquidation or sale of all or substantially all of the operating assets of the Corporation; (ii) the consummation of a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation or other entity, other than a merger or consolidation that results in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (iii) from and after the Listing Date (as defined below), the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act (as defined below), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or any affiliate of the Corporation) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors.

         B. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         C. "Liquidation" shall mean: (i) any liquidation, dissolution or winding up of the affairs of ZiLOG-MOD III, Inc., a Delaware corporation (the "Subsidiary"), whether voluntary or involuntary; (ii) sale, conveyance or transfer of all or substantially all of the assets of the Subsidiary, whether in one transaction or a series of transactions, whether such transactions are related or unrelated; (iii) the consummation of a merger or consolidation of the Subsidiary or any direct or indirect subsidiary of the Subsidiary with any other corporation or other entity, other than a merger or consolidation that results in the voting securities of the Subsidiary outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Subsidiary or any subsidiary of the Subsidiary, at least 50% of the combined voting power of the securities of the Subsidiary or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act (as if those sections were applicable), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Subsidiary or any affiliate of the Subsidiary) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Subsidiary representing at least 50% of the combined voting power entitled to vote in the election of directors.

         D. "Liquidation Date" shall mean (i) if the Liquidation is completed through one transaction, the date on which such Liquidation is consummated, or (ii) if the Liquidation is completed through a series of transactions, the date on which the last of such transactions is consummated.

         E. "Listing Date" shall mean the first date upon which any security of the Corporation is listed (or approved for listing) upon notice of issuance on any securities exchange, or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system if such securities exchange or interdealer quotation system has been certified in accordance with the provisions of
Section 25100(o) of the California Corporate Securities Law of 1968.

         F. "Net Sale Proceeds" shall mean the net cash proceeds from a Liquidation after payment of: (a)(i) the reasonable costs of Liquidation, including outside professional fees incurred in connection with such sale and reasonably necessary environmental clean-up costs incurred as a result of the discontinuance of operations of the Non-Operating assets and their sale; (ii) any United States, federal, state, local and foreign income, franchise, sales, or other taxes required to be paid by the Corporation or the Subsidiary primarily as a result of a Liquidation; and (iii) costs incurred, during any period in which operations are discontinued, to maintain the Subsidiary's assets in a salable condition; and (b) any Residual Liability Amount.

         G. "Mandatory Redemption" shall mean the redemption called for in
Article IV F of the Amended and Restated Articles of Incorporation of ZiLOG-MOD III, Inc.

         H. "Non-Operating Assets" shall mean the assets transferred by the Corporation to ZiLOG-MOD III, Inc. pursuant to the terms of the Contribution Agreement, dated as the Effective Date, between the Corporation and ZiLOG-MOD III, Inc.

         I. "Qualifying Operating Lease Proceeds" shall mean the proceeds to the Subsidiary from an operating lease of its assets, net of expenses reimbursed to the Corporation under the Services Agreement, in excess of $1,000,000.

         J. "Residual Liability Amount" shall mean the amount of any liability, if any, whether unliquidated or contingent, that arises from the sale of a Non-Operating Asset that the Subsidiary may owe after such sale in connection with a reserve, holdback or indemnification provided under an agreement for the disposition of a Non-Operating Asset of the Subsidiary, which amount has been determined in good faith by the Subsidiary's Board of Directors and Corporation's Board of Directors.

         K. "Series A Liquidation Preference" shall mean an amount equal to an aggregate $30 million ($1071.42 per share of the Subsidiary's Series A Preferred Stock), less the aggregate redemption price paid in connection with a Mandatory Redemption of such Series A Preferred Stock, if any, credited against the Series A Liquidation Preference.

         L. "Services Agreement" shall mean that certain services agreement between the Corporation and the Subsidiary dated as of the Effective Date.

                                ARTICLE VII

         Until the third anniversary of the Effective Date, the Corporation shall not alter, amend or waive any of the provisions set forth below, or the definitions set forth in Article VI to the extent applicable to the provisions set forth below, without first obtaining the approval of two-thirds of the outstanding stock entitled to vote and unanimous approval of by the Corporation's Board of Directors.

         A. In addition to any approval required by the Delaware General Corporation Law, the approval of the Group Designee, or, if the Group Designee is not then serving on the Board of Directors, his successor as provided for in the Certificate of Incorporation of the Subsidiary, shall be required for the Corporation to authorize the Subsidiary to effect a Liquidation if the Net Sale Proceeds, together with any Qualifying Operating Lease Proceeds, are less than the Series A Liquidation Preference plus accrued but unpaid dividends on the shares of the Subsidiary's Series A Preferred Stock as of the Liquidation Date.

         B. The Corporation shall reserve 4,558,140 shares of Common Stock for issuance pursuant to the Corporation's 2002 Omnibus Stock Incentive Plan, which constitutes 14% of the Corporation's equity, on a fully-diluted basis, issued or reserved for issuance. Until the third anniversary of the Effective Date (defined below), no more than 14% of the Corporation's equity securities , on a fully-diluted basis, including, without limitation, any additional equity in the form of warrants, options, phantom equity or outright equity, shall be issued or reserved for issuance for executive or employee incentive compensation unless approved by a majority of the outstanding stock entitled to vote and by the Board of Directors.

         C. The Corporation shall reserve $3,100,000 for loans to be made pursuant to the terms of the Corporation's 2002 Omnibus Stock Incentive Plan, which amount shall not be increased without approval of two-thirds of the Board of Directors.

                                ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, and except as otherwise expressly set forth therein, the Board of Directors shall have the power to adopt, amend, rescind, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders nor limit their power to adopt, amend, rescind, repeal or otherwise alter the Bylaws of the Corporation.

                                 ARTICLE IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE X

         A. A director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by the laws of the State of Delaware as now in effect or hereafter amended. In particular, no director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

                  (1) for any breach of the director's duty of loyalty to
            the Corporation or its stockholders;

                  (2) for acts or omissions not in good faith or which
            involve intentional misconduct or a knowing violation of law;

                  (3) under Section 174 of the Delaware General Corporation
            Law, as the same exists or hereafter may be amended; or

                  (4) for any transaction from which the director derived
            an improper personal benefit.

         B. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

         C. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the liability of directors, then a director, in addition to the circumstances in which he or she is not now liable, shall be free of liability to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                 ARTICLE XI

         This Corporation shall indemnify its officers, directors, employees and agents to the maximum extent permitted by the Delaware General Corporation Law, which power to indemnify shall include, without limitation, the power to enter into indemnification agreements and amendments thereto upon such terms as the Board of Directors shall deem advisable.

         The undersigned hereby makes, executes and acknowledges this Amended and Restated Certificate of Incorporation and certifies, on behalf of the Corporation, that this Amended and Restated Certificate of Incorporation was ordered effective on May 13, 2002 (the "Effective Date") by the United States Bankruptcy Court for the Northern District of California on April 30, 2002 (the "Confirmation Date"), having jurisdiction over the reorganization proceeding In re ZiLOG, Inc. and ZiLOG MOD III, Inc., Case Nos. 02-51143 MM and 02-51144 MM, pursuant to 28 U.S.C. ss.1334.


Date: May 13, 2002

                                         ZILOG, INC.


                                         By: /s/  Daniel M. Jochnowitz
                                             ---------------------------------
                                         Name:  Daniel M. Jochnowitz
                                         Title: Vice President, General Counsel
                                                and Secretary